Associated Banc-Corp

News Release

MEDIA CONTACT:
Cindy Moon-Mogush, Corporate Communications
920-431-8034

Associated Appoints Two New Members to Board of Directors

GREEN BAY, Wis. – March 1, 2007 – Associated Banc-Corp (NASDAQ : ASBC) today announced the appointment of two directors to the company’s board – Eileen A. Kamerick and Dr. Carlos E. Santiago.

Kamerick is Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick & Struggles International, Inc., an executive search and leadership consulting firm. In her role, Kamerick is responsible for SEC reporting, investor relations, treasury, tax, strategic planning, and mergers and acquisitions on a worldwide basis. Prior to joining Heidrick & Struggles, Kamerick was Executive Vice President and Chief Financial Officer of Bcom3, parent company of Leo Burnett and Starcom Media. In addition, she has served as a senior legal and financial executive for several Fortune 500 companies. Kamerick serves on the boards of directors of The ServiceMaster Company and Westell Technologies, Inc.

Kamerick graduated from Boston College, received a law degree from the University of Chicago Law School and holds an MBA in Finance and International Business from The Graduate School of Business of the University of Chicago.

Dr. Santiago is the seventh Chancellor of the University of Wisconsin-Milwaukee. He holds the academic rank of Professor of Economics at the University. He previously held the position of Provost and Vice President for Academic Affairs at the University of Albany, State University of New York and functioned as the Chief Operating Officer of the campus.

Chancellor Santiago holds a doctorate in economics from Cornell University and M.A. degrees in economics from Cornell University and the University of Puerto Rico.

“We are pleased to add to the board these two outstanding leaders who bring extraordinary talent, depth and diversity of experience,” said Paul Beideman, Chairman and CEO of Associated Banc-Corp.

Both appointments are effective today. Kamerick and Santiago will stand for election at the company’s April 25 annual meeting of shareholders.

In February, director Jack C. Rusch announced his retirement effective at the annual meeting of shareholders.

“On behalf of the board, I would like to thank Jack for his service and active support of our company,” added Beideman.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 315 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.